Exhibit 99.1

Contacts:	Katherine Stueland
Monique Greer	WeissComm Partners
Sr. Director, Corporate Communications	(312) 208-0320 onsite
Dendreon Corporation
(206) 412-6381 cell; (206) 829-1500
Dendreon Announces New Data Analysis Presented at Chemotherapy
Foundation Symposium
SEATTLE and NEW YORK, November 10, 2006 — Dendreon Corporation (Nasdaq: DNDN) today announced the presentation of data from an exploratory analysis of Phase 3 Studies (D9901 and D9902A) that showed a prolonged survival benefit for patients initially treated with PROVENGE® (sipuleucel-T) who then went on to receive docetaxel chemotherapy after disease progression. PROVENGE is the Company’s lead investigational active cellular immunotherapy for the treatment of advanced prostate cancer.
The abstract, entitled “Defining the Optimal Role of Immunotherapy and Chemotherapy: Advanced Prostate Cancer Patients Who Receive Sipuleucel-T (PROVENGE) Followed by Docetaxel Derive Greatest Survival Benefit,” was presented today at the Chemotherapy Foundation Symposium in New York by Daniel Petrylak, M.D., associate professor of medicine at the New York-Presbyterian Hospital at the Columbia University Medical Center.
“The results of this analysis suggest that the use of PROVENGE as a first-line treatment followed by the chemotherapy docetaxel upon disease progression may provide patients with a substantially prolonged survival benefit,” said Dr. Petrylak. “This analysis provides valuable clinical insight as to how the treatment of men with advanced prostate cancer will likely evolve with the potential introduction of new products like sipuleucel-T that complement the currently available treatment regimens for men with advanced prostate cancer.”
The analysis was conducted by evaluating the integrated data from the Phase 3 Studies D9901 and D9902A to assess the influence of PROVENGE on clinical outcome in patients who received docetaxel chemotherapy after primary treatment with PROVENGE. Specifically, the analysis evaluated survival data from 82 patients who received docetaxel chemotherapy following initial treatment with either PROVENGE or placebo. The median survival observed in the PROVENGE treated patients who subsequently received docetaxel was 34.5 months compared to 25.4 months for patients randomized to receive placebo who went on to receive docetaxel, a difference of 9.1 months (HR = 1.90; p-value = 0.023). Approximately 68 percent of the patients randomized to receive placebo also subsequently participated in a cross-over salvage protocol that allowed them to receive active cellular immunotherapy with APC8015F, a version of PROVENGE generated from cryopreserved cells. The median survival was 25.7 months for patients who received APC8015F followed by docetaxel. In contrast, the median survival was 20.2 months for patients who received placebo only and subsequent treatment with docetaxel, a 14.3 month difference compared to 34.5 month median survival seen in the patients who received initial treatment with PROVENGE followed by docetaxel. These three groups appeared to be well balanced based on their baseline prognostic factors, using an independently validated predictive nomogram

(Halabi, et al. Prognostic model for predicting survival in men with HRPC: Journal of Clinical Oncology, 2003; 21(7):1232-7).
Prostate cancer is the most common non-skin cancer in the United States and the third most common cancer worldwide. More than one million men in the United States have prostate cancer, with an estimated 232,000 new cases of prostate cancer diagnosed each year. More than 30,000 men die each year of the disease.
About PROVENGE
PROVENGE (sipuleucel-T) is an investigational product that may represent the first in a new class of active cellular immunotherapies (ACIs) that are uniquely designed to stimulate a patient’s own immune system. PROVENGE is in late-stage clinical development for the treatment of patients with early-stage and advanced prostate cancer. In clinical studies, patients typically received three infusions over a one-month period as a complete course of therapy.
Treatment with PROVENGE was generally well tolerated. In controlled clinical trials, the most common adverse reactions associated with PROVENGE were chills, fever, headache, fatigue, shortness of breath, vomiting and tremor. These events were primarily low grade events, with a short duration lasting 1 to 2 days following infusion.
About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics that harness the immune system to fight cancer. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate a cell-mediated immune response. Active cellular immunotherapy holds promise because it may provide patients with a meaningful clinical benefit, such as survival, combined with low toxicity. The Company has headquarters in Seattle and is traded on The Nasdaq Stock Market® under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.
(Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of a clinical trial for PROVENGE will not support an application for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.
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